NEWS

For Release: July 03, 2003

Contact:  Financial: Joseph F. Morris
                     Senior Vice President, Chief Financial Officer & Treasurer
                     (215) 443-3612 or morris@penn-america.com

          Media:     David Kirk, APR
                     (610) 792-3329 or davidkirk@thePRguy.com

Summary:  Penn-America Group, Inc. (NYSE:PNG) is added to Russell 2000(R)Index

         HATBORO, PA (July 03, 2003) -- Penn-America Group, Inc. (NYSE:PNG) has been added to the Russell 2000 Index, a benchmark of small-capitalization stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms.
         The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index. Penn-America's addition to the index resulted from the annual reconstitution of both the Russell 2000 and Russell 3000 Indices. As of the June 30 reconstitution, the market capitalization of companies included in the Russell 2000 ranges from $128 million to $1.3 billion. Penn-America's market capitalization, as of June 30, 2003, was $165 million.
         Jon Saltzman, president and CEO of Penn-America noted: "Penn-America's inclusion in the Russell 2000 is a vote of confidence by the investment community in the fundamental value of the company, the strength of its markets and its strategic direction."
         According to the Frank Russell Company, the firm constructs its indices based on an unbiased ranking of each company's market capitalization, ensuring the purest representation of stock market performance.
         Penn-America Group, Inc. (NYSE: PNG) is a specialty property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines market.


                                    --more --

Page 2/ Penn-America Group, Inc. (NYSE:PNG) added to Russell 2000(R) index


Forward-Looking Information

Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; and (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2002 10-K.

                                      # # #